
                              PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share




                                                              For the three months ended            For the nine months ended
                                                                     September 30,                        September 30,
Primary Earnings Per Share:                                         1996               1995              1996              1995
---------------------------------------------                  ---------------   ---------------    ---------------    -------------
Net income                                                        $40,366            $19,470           $110,446           $49,221

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A                        (1,141)            (1,140)            (3,423)           (3,422)
   9.20% Cumulative Preferred Stock, Series B                      (1,372)            (1,372)            (4,116)           (4,116)
   Variable Rate Preferred Stock, Series C                           (582)              (544)            (1,630)           (1,824)
   9.50% Cumulative Preferred Stock, Series D                        (712)              (713)            (2,138)           (2,138)
   10.0% Cumulative Preferred Stock, Series E                      (1,372)            (1,372)            (4,116)           (3,658)
   9.75% Cumulative Preferred Stock, Series F                      (1,402)            (1,402)            (4,205)           (2,321)
   8.875% Cumulative Preferred Stock, Series G                     (3,827)                 -            (11,652)                -
   8.45% Cumulative Preferred Stock, Series H                      (3,564)                 -             (9,783)                -
   8.25% Convertible Preferred Stock                               (1,168)            (1,186)            (3,523)           (3,558)
   Mandatory Convertible Participating Preferred Stock                  -               (867)            (1,700)             (867)
   Mandatory Convertible - Series CC                               (1,916)                 -             (3,832)                -
                                                               ---------------   ---------------    ---------------    -------------
       Total preferred dividends                                  (17,056)            (8,596)           (50,118)          (21,904)
                                                               ---------------   ---------------    ---------------    -------------
Net income allocable to common shareholders                       $23,310            $10,874            $60,328           $27,317
                                                               ===============   ===============    ===============    =============

Weighted Average common and common equivalent shares
----------------------------------------------------
   outstanding:
   ------------

Weighted average common shares outstanding                         78,052             42,064            74,440             35,736


Net effect of dilutive stock options - based on
   treasury stock method using average market price                   286                153               250                111
                                                               ---------------   ---------------    ---------------    -------------
         Total                                                     78,338             42,217            74,690             35,847
                                                               ===============   ===============    ===============    =============

Primary earnings per common and common equivalent
   share                                                            $0.30              $0.26             $0.81             $0.76
                                                               ===============   ===============    ===============    =============

                                   Exhibit 11

                              PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share


                                                         For the three months ended            For the nine months ended
                                                               September 30,                         September 30,
                                                         ----------------------------          -----------------------------
FULLY-DILUTED EARNINGS PER COMMON AND COMMON
   EQUIVALENT SHARE:                                         1996              1995               1996                1995
------------------------------------------------         ------------     ------------         ------------     ------------

Net income allocable to common shareholders per
   Primary calculation above                                 $23,310           $10,874           $60,328             $27,317



Add dividends paid to holders of Convertible
  Preferred Stocks:
    *   8.25% Convertible Preferred Stock                      1,168             1,186             3,523               3,558
    *  Mandatory Convertible Participating
       Preferred Stock                                             -               867             1,700                 867
    *   Series CC Preferred Stock                              1,916                 -             3,832                   -
                                                         ------------     ------------         ------------     ------------


Net income allocable to common shareholders for
   purposes of determining Fully-diluted Earnings
   per Common and Common Equivalent Share                    $26,394           $12,927           $69,383             $31,742
                                                         ============     ============         ============     ============


Weighted average common and common equivalent
   shares outstanding                                         78,338            42,217            74,690              35,847



Proforma  weighted  average  common shares
  assuming  conversion of  Convertible
  Preferred Stock:
    *  8.25% Convertible Preferred Stock                      3,814             3,872             3,837               3,872
    *  Mandatory Convertible Participating
       Preferred Stock                                            -             1,504               985                 501
    *  Series CC Preferred Stock                              2,064                 -             1,376                   -
                                                         ------------     ------------         ------------     ------------


Weighted average common and common
  equivalent shares for purposes of computation
  of Fully-diluted Earnings per Common and Common
  Equivalent Share                                           84,216            47,593            80,888              40,220
                                                         ============     ============         ============     ============

Fully-diluted Earnings per Common
  and Common Share (1)                                        $0.31             $0.27             $0.86               $0.79
                                                         ============     ============         ============     ============

(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

     In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to certain contingencies such as the passage of time and the attainment of certain earnings milestone by the Company. The assumption of such earnings and the pro forma conversion of the Class B Common Stock into Common Stock in the above computations would have resulted in an increase in the fully-diluted earnings per common share, and accordingly, is anti-dilutive.


                                   Exhibit 11